Exhibit 99.1

FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION

AT CBRE REALTY FINANCE:

Daniel Farr

Chief Financial Officer

(860) 275-6234

daniel.farr@cbrerealtyfinance.com

CBRE REALTY FINANCE INC. NOTIFIED BY NYSE OF NON-COMPLIANCE WITH A

LISTING STANDARD

Hartford, CT, October 24, 2008 – CBRE Realty Finance, Inc. (NYSE: CBF) today announced that on October 22, 2008 the Company was notified by the NYSE Regulation (“NYSER”) that the Company is not in compliance with the New York Stock Exchange, Inc. (the “NYSE”) listing standard requiring a listed common stock to maintain a minimum average closing price of $1.00 per share for 30 consecutive trading days. The NYSE requires notification from the Company within 10 business days of its intent to cure the noncompliance or it will be subject to suspension and delisting procedures.

Under the NYSE’s rules, the Company has six months from the date of the NYSER notice to cure this deficiency before the NYSE initiates suspension and delisting procedures. During this period, the Company’s common stock will remain listed on the NYSE, provided that the Company continues to satisfy the minimum market capitalization standard, which requires the Company to maintain a 30 trading-day average market capitalization of at least $25 million.

The Company noted that the NYSE notification will not affect the Company’s business operations and does not change its SEC reporting requirements. The Company’s common stock remains listed on the NYSE under the symbol “CBF,” but will be assigned a “.BC” indicator by the NYSE to signify that the Company is not currently in compliance with the NYSE’s continued listing standards.

The Company will continue to monitor its compliance with the $25 million market capitalization standard but may not be able to maintain this market capitalization level. Any failure to comply with this standard would result in immediate delisting from the NYSE without any cure period. Noncompliance with this standard will occur within the next two weeks unless the Company’s average 30-day stock price is at least $0.82 per share. If delisted, the Company expects its common stock will be traded through normal brokerage channels on the OTC Bulletin Board (“OTCBB”). The OTCBB is an electronic, regulated quotation service that displays real-time quotes, last-sale prices, and volume information for over-the-counter equity securities issued by companies that are subject to periodic filing requirements with the SEC or other regulatory authority. A move to the OTCBB would not affect the Company’s business operations and would not change its SEC reporting requirements.

About CBRE Realty Finance, Inc.

CBRE Realty Finance, Inc. is a commercial real estate specialty finance company primarily focused on originating, acquiring, investing in, financing and managing a diversified portfolio of commercial real estate-related loans and securities. CBRE Realty Finance has elected to qualify to be taxed as a real estate investment trust, or REIT, for federal income tax purposes. CBRE Realty Finance is externally managed and advised by CBRE Realty Finance Management, LLC, an indirect subsidiary of CB Richard Ellis

Group, Inc. and a direct subsidiary of CBRE/Melody & Company. For more information on the Company, please visit the Company’s website at http://www.cbrerealtyfinance.com.

Forward-Looking Information

This press release contains forward-looking statements based upon CBRE Realty Finance’s beliefs, assumptions and expectations of its future performance, taking into account all information currently available. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to CBRE Realty Finance or are within its control. If a change occurs, CBRE Realty Finance’s business, financial condition, liquidity and results of operations may vary materially from those expressed in its forward-looking statements. The factors that could cause actual results to vary from CBRE Realty Finance’s forward-looking statements include CBRE Realty Finance’s future operating results, its business operations and prospects, general volatility of the securities market in which CBRE Realty Finance invests and the market prices of its common stock, CBRE Realty Finance’s ability to begin making investments in the future, availability, terms and deployment of short-term and long-term capital, availability of qualified personnel, changes in the industry, interest rates, the debt securities, credit and capital markets, the general economy or the commercial finance and real estate markets specifically, performance and financial condition of borrowers and corporate customers, increased prepayments of the mortgage and other loans underlying CBRE Realty Finance’s investments, the status of the class action lawsuit, the potential derivative stockholder claim and any future litigation that may arise, the ultimate resolution of CBRE Realty Finance’s four non-performing loans totaling $102.4 million and CBRE Realty Finance’s four Watch List loans totaling $48.6 million, the monetization of CBRE Realty Finance’s joint venture investments, the ability to satisfy covenants for our CDO debt, the adequacy of cash reserves and working capital, the outcome of CBRE Realty Finance’s exploration of operational and strategic initiatives, and other factors, which are beyond CBRE Realty Finance’s control. CBRE Realty Finance undertakes no obligation to publicly update or revise any of the forward-looking statements. For further information, please refer to CBRE Realty Finance’s filings with the Securities and Exchange Commission.

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